EXHIBIT 99.1

SP Bancorp, Inc. Reports Third Quarter 2012 Financial Results

PLANO, Texas, Nov. 13, 2012 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's third quarter ended September 30, 2012. Net income was $542,000, or 35 cents per share, for the third quarter of 2012.

"We are again pleased with the continued growth in our core earnings as well as the strong mortgage and commercial loan volumes in the third quarter," said President and CEO Jeff Weaver. "Our net income increased 63.3%, compared to the same period in 2011 and 130.6% compared to the second quarter 2012. This included increases in net interest income, revenue from the sales of mortgage loans and a lower provision for loan losses, which were partially offset by higher noninterest expense including mortgage commissions. We continue to produce increased shareholder returns while working through our few problem assets and simultaneously increasing our reserves."

"Our 6.58% annualized ROE, a 62.9% increase over the same quarter last year, is evidence that we continue to move toward the long term performance we envision," Weaver added.

PERFORMANCE HIGHLIGHTS

  Third quarter net income increased by $210,000 or 63.3%: Net income increased to $542,000 for the three months ended September 30, 2012, compared to $332,000 for the three months ended September 30, 2011.

  Net interest income for the quarter increased by $209,000 or 8.8%: Net interest income for the three months ended September 30, 2012 increased to $2.6 million, compared to $2.4 million for the three months ended September 30, 2011.

  Third quarter noninterest income increased by $298,000: Noninterest income for the three months ended September 30, 2012 increased to $1.2 million, compared to $923,000 for the three months ended September 30, 2011, driven primarily by gains from the sale of mortgage loans.

  Deposits increased $24.9 million or 11.8% over the December 2011 balances: Deposits increased to $236.8 million at September 30, 2012 from $211.9 million at December 31, 2011. Additional deposits from existing consumer and business customers accounted for the majority of the increase.

  Stockholders' equity remained strong: The Company reported $32.9 million in stockholders' equity at September 30, 2012, a decrease of $202,000, compared to $33.1 million at December 31, 2011.  Stockholders' equity declined primarily as a result of repurchases of common stock of $845,000 and ESOP shares purchased in the open market of $373,000, partially offset by net income of $1.1 million for the nine months ended September 30, 2012.
SP BANCORP, INC.
FINANCIAL RESULTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)
	(In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income	$2,937	$2,831	$8,752	$8,343
Interest expense	353	456	1,097	1,385
Net interest income	2,584	2,375	7,655	6,958
Provision for loan losses	155	309	857	720
Net interest income after provision for loan losses	2,429	2,066	6,798	6,238
Noninterest income	1,221	923	3,447	2,501
Noninterest expense	2,855	2,577	8,787	7,744
Income before income tax expense	795	412	1,458	995
Income tax expense	253	80	402	228
Net income	$ 542	$ 332	$1,056	$ 767
Basic and diluted earnings per share	$ 0.35	$ 0.20	$ 0.67	$ 0.47

SP BANCORP, INC.
FINANCIAL RESULTS - CONTINUED

	September 30,	December 31,
	2012	2011
	(Unaudited)
	(In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$ 296,635	$ 272,959
Total cash and cash equivalents	27,070	9,928
Securities available for sale, at fair value	19,743	25,097
Loans held for sale	8,572	4,884
Loans, net	221,954	212,688
Other real estate owned	1,477	1,824
Premises and equipment, net	4,274	4,346
FHLB of Dallas stock and other restricted stock, at cost	1,539	2,020
Bank-owned life insurance	7,373	6,193
Other assets (1)	4,633	5,979
Deposits	236,828	211,934
Borrowings	24,290	25,978
Stockholders' equity	32,925	33,127

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale	3.69%	3.21%
Nonperforming assets to total assets	3.39%	3.24%
Allowance for loan losses to nonperforming loans at end of period	26.71%	24.96%
Allowance for loan losses to total loans, including loans held for sale at end of period	0.99%	0.80%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

The increase in net income for the quarter ended September 30, 2012 reflected an increase of $209,000 in net interest income, a $154,000 decrease in the provision for loan losses and a $298,000 increase in noninterest income, partially offset by an increase in noninterest expense of $278,000.

Net interest income increased by $209,000, or 8.8%, to $2.6 million for the quarter ended September 30, 2012 from $2.4 million for the quarter ended September 30, 2011, as our net interest-earning assets increased to $41.7 million from $25.8 million. In contrast, our net interest rate spread decreased to 3.66% from 3.79%, and we experienced a 13 basis point decrease in our net interest margin to 3.75% from 3.88%.

We recorded a provision for loan losses of $155,000 for the quarter ended September 30, 2012, compared to a provision for loan losses of $309,000 for the quarter ended September 30, 2011. The decrease in the provision for loan losses was primarily attributable to a higher degree of loss exposures in the third quarter of 2011.

Noninterest income increased by $298,000, or 32.3%, to $1.2 million for the quarter ended September 30, 2012 from $923,000 for the quarter ended September 30, 2011. The increase was due primarily to an increase in gains from the sale of mortgage loans.

Noninterest expense increased by $278,000, or 10.8%, to $2.9 million for the quarter ended September 30, 2012 from $2.6 million for the quarter ended September 30, 2011. The increase was primarily due to an increase in compensation and benefits including mortgage commissions, professional and outside services and FDIC insurance assessments, partially offset by a decrease in equipment expense, operations from OREO and other noninterest expense.

RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

The increase in net income for the nine months ended September 30, 2012 reflected an increase of $697,000 in net interest income and $946,000 in noninterest income, partially offset by an increase in noninterest expense of $1.0 million and provision for loan losses of $137,000.

Net interest income increased by $697,000, or 10.0%, to $7.7 million for the nine months ended September 30, 2012 from $7.0 million for the nine months ended September 30, 2011, as our net interest-earning assets increased to $37.8 million from $26.8 million. In contrast, our net interest rate spread decreased to 3.73% from 3.74%, and we experienced a 2 basis point decrease in our net interest margin to 3.82% from 3.84%.

We recorded a provision for loan losses of $857,000 for the nine months ended September 30, 2012, compared to a provision for loan losses of $720,000 for the nine months ended September 30, 2011.   The increase in the provision for loan losses was primarily attributable to an increase in the loss experience factors used to determine the general allowance for loan losses.

Noninterest income increased by $946,000, or 37.8%, to $3.4 million for the nine months ended September 30, 2012 from $2.5 million for the nine months ended September 30, 2011. The increase was due primarily to an increase in gains from the sale of mortgage loans and securities.

Noninterest expense increased by $1.0 million, or 13.5%, to $8.8 million for the nine months ended September 30, 2012 from $7.7 million for the nine months ended September 30, 2011. This increase was primarily attributable to a provision for losses on OREO, a provision for loss on a fraudulent wire transfer transaction and an increase in compensation and benefits (including mortgage commissions) and professional and outside services, partially offset by lower costs from operations from OREO and a decrease in occupancy costs and equipment expense.

COMPARISON OF FINANCIAL CONDITION DATA – SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

Total assets increased by $23.7 million to $296.6 million at September 30, 2012. Customer deposits and proceeds from sale of securities were temporarily reinvested in cash and cash equivalents, and loans, including loans held for sale.

Net loans increased to $222.0 million at September 30, 2012, as loan originations were marginally higher than loan collections. Loans held for sale increased as a result of higher loan production due to the low interest rate environment.

Deposits increased by $24.9 million, or 11.8%, to $236.8 million at September 30, 2012 from $211.9 million at December 31, 2011. Deposits, in particular noninterest-bearing deposits, certificates of deposit and savings deposits, increased primarily from deposit inflows from existing customers. Certificates of deposit increased due to management extending the term of its liabilities during the low interest rate environment.

Federal Home Loan Bank advances decreased $1.7 million to $24.3 million at September 30, 2012.

Stockholders' equity remained virtually unchanged primarily as a result of repurchases of common stock of $845,000 and ESOP shares purchased in the open market of $373,000, substantially offset by net income of $1.1 million for the nine months ended September 30, 2012.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311